Function(x) Inc. Announces Reverse Stock Split

1-for-20 Reverse Stock Split and Adjustment of Authorized Shares Effective September 16, 2016

NEW YORK – September 16, 2016 – Function(x) Inc. (Nasdaq: FNCX) (the “Company”) today announced a reverse stock split of its shares of common stock at a ratio of 1-for-20 shares effective when the market opens on September 16, 2016. At the market open on Friday, September 16, 2016, the Company’s common stock will begin trading on a split-adjusted basis, under the same trading symbol, FNCX.
As a result of the reverse split, each 20 pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the holders. The reverse split will also apply to common stock issuable upon the exercise of the Company’s outstanding warrants and stock options.
As a result of the reverse stock split, the Company’s issued and outstanding shares of common stock will decrease to approximately 3,023,753 shares, post-split, from approximately 60,475,058 shares, pre-split. No fractional shares will be issued as a result of the reverse split. Owners of fractional shares outstanding after the reverse stock split will be paid cash for such fractional interests.
The reverse split was approved by the Company’s Board of Directors on September 9, 2016, in part, to enable the Company to regain and maintain compliance with the minimum closing bid price of $1.00 per share for continued listing on The Nasdaq Capital Market.
Robert F.X. Sillerman, Executive Chairman and Chief Executive Officer, said, “With this reverse stock split, we expect to satisfy Nasdaq’s minimum bid price requirement and to maintain compliance with that requirement as we move forward with the development of our business. We are highly confident about the long-term prospects of our Company as we continue to make Function(x) a premier destination for digital content consumption.”
Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on September 16, 2016, a copy of which is available at www.sec.gov.

About Function(x) Inc.
Function(x) operates Wetpaint.com, the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture, and Rant, a leading digital publisher with original content in 13 different verticals, most notably in sports, entertainment, pets, cars and food.  Function(x) Inc. is also the largest shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams.  Function(x) Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x), Inc.undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.
Contact:
For Function(x):
Investors:
Birame Sock, 212-231-0092
President & Chief Operating Officer
bsock@functionxinc.com
or
Media Relations:
IRTH Communications
Robert Haag, 866-976-4784
Managing Partner